                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

___  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
_X_  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                        CONTOUR MEDICAL, INC.
           (Name of Registrant as Specified in Its Charter)

                        CONTOUR MEDICAL, INC.
              (Name of Person(s) Filing Proxy Statement)

                          CONTOUR MEDICAL, INC.
                           3340 SCHERER DRIVE
                     ST. PETERSBURG, FLORIDA  33716
                             (813) 572-0089

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD JANUARY 21, 1997

TO THE SHAREHOLDERS OF CONTOUR MEDICAL, INC.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Contour Medical, Inc., a Nevada corporation, will be held at the offices of Retirement Care Associates, Inc., 6000 Lake Forrest Drive, Suite 500, Atlanta, Georgia 30328, on Tuesday, January 21, 1997, at 3:00 p.m., Eastern Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters.

     1. The election of three (3) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

     2. The ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors;

     3.   The approval of the Company's 1996 Stock Option Plan; and

     4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the $.001 par value Common Stock and Series A Convertible Preferred Stock of the Company of record at the close of business on December 19, 1996, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Corporation.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    DONALD F. FOX, PRESIDENT
St. Petersburg, Florida
December 19, 1996

                          CONTOUR MEDICAL, INC.
                           3340 SCHERER DRIVE
                     ST. PETERSBURG, FLORIDA  33716
                             (813) 572-0089
                     ______________________________

                             PROXY STATEMENT
                     ______________________________

                     ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD JANUARY 21, 1997

                          GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Contour Medical, Inc., a Nevada corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the offices of Retirement Care Associates, Inc., 6000 Lake Forrest Drive, Suite 500, Atlanta, Georgia 30328, on Tuesday, January 21, 1997, at 3:00 p.m., Eastern Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about December 20, 1996.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report for the period ended June 30, 1996, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                   SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's $.001 par value Common Stock and Series A Convertible Preferred Stock. Each share of Common Stock and Series A Convertible Preferred Stock entitles the holder to one (1) vote. Only shareholders of record at the close of business on December 19, 1996, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On December 19, 1996, the Company had 5,946,793 shares of its $.001 par value Common Stock and 185,000 shares of Series A Convertible Preferred Stock outstanding. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding Common and Preferred Stock, considered as a single class, represented in person or by proxy shall constitute a quorum at the Meeting.

                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares entitled to vote owned beneficially, as of December 19, 1996, by any person, who is known to the Company to be the beneficial owner of 5% or more of the Company's Common and Preferred Stock, considered as a single class, and, in addition, by each Executive Officer and Director of the Company and by all Directors and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

                                             AMOUNT OF BENE-        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER         FICIAL OWNERSHIP       OF CLASS
Retirement Care Associates, Inc.<FN1>         3,305,878 <FN2>         53.5%
6000 Lake Forrest Drive, Suite 200
Atlanta, GA  30328

Donald F. Fox                                    10,000 <FN3>          0.2%
3340 Scherer Drive
St. Petersburg, FL 33716

Gerald J. Flanagan                              268,155 <FN4>          4.2%
3340 Scherer Drive
St. Petersburg, FL  33716

R. Scott Williams                               113,077 <FN5>          1.8%
3340 Scherer Drive
St. Petersburg, FL  33716

Chris Brogdon                                    80,300 <FN6>          1.3%
6000 Lake Forrest Drive, Suite 200
Atlanta, GA  30328

Edward E. Lane                                   33,450 <FN7>          0.5%
6000 Lake Forrest Drive, Suite 200
Atlanta, GA  30328

Darrell C. Tucker                                 5,250 <FN8>          0.1%
6000 Lake Forrest Drive, Suite 200
Atlanta, GA  30328

Scott F. Lochridge                              367,119                6.0%
231 Bobick Drive
Jackson, TN 39301

Christopher L. Pence                                -0-<FN9>           ---
430 Park 20 West
Grovetown, GA 30813

Roy Clifton Christianson                            -0-<FN10>          ---
4401 Disribution Drive
Fayetteville, NC 28311

Philip M. Rees                                      -0-                ---
6000 Lake Forrest Drive, Suite 200
Atlanta, GA 30328
                               -2-

All Directors and Executive Officers            852,351               13.6%
as a Group (10 Persons)
__________________

<FN1>
Retirement Care Associates, Inc. ("Retirement Care") is a publicly-held corporation of which Chris Brogdon is President, Director and a principal shareholder; Edward E. Lane is Secretary, Director and a principal shareholder; Darrell C. Tucker is a Director and a President of a subsidiary; and Julian S. Daley and Harlan Mathews are Directors.

In addition, Connie Brogdon, the wife of Chris Brogdon, is a principal shareholder of Retirement Care. The following sets forth the percentage ownership beneficially held by such persons in Retirement Care:

                     Chris Brogdon               20.7%
                     Edward E. Lane              19.5%
                     Darrell C. Tucker            4.1%
                     Julian S. Daley              0.3%
                     Harlan Mathews               0.1%
                     Connie Brogdon              20.7%
<FN2>
Includes 3,172,003 shares held by Retirement Care Associates, Inc., 44,625 shares underlying Class C Warrants held by Retirement Care Associates, Inc. and 89,250 shares of Common Stock into which shares of Series A Convertible Preferred Stock held by Retirement Care Associates, Inc. may be converted.
<FN3>
Does not include shares underlying stock options held by Mr. Fox under the Company's 1996 Stock Option Plan because the options are contingent on shareholder approval of such plan.
<FN4>
Represents 31,405 shares of Common Stock held by Mr. Flanagan and 236,250 shares issuable upon the exercise of currently exercisable stock options held by Mr. Flanagan.
<FN5>
Includes 8,077 shares of Common Stock held directly by Mr. Williams and 105,000 shares issuable upon the exercise of currently exercisable stock options held by him.
<FN6>
Includes 65,300 shares held directly by Mr. Brogdon; 10,000 shares held by Mr. Brogdon's wife; and 5,000 shares which represents one-half of the shares owned by Winter Haven Homes, Inc. of which Mr. Brogdon's wife is a 50% owner. Does not include shares held by Retirement Care Associates, Inc. of which Mr. Brogdon is an officer, director and a principal shareholder. Also does not include shares underlying stock options granted to Mr. Brogdon under the Company's 1996 Stock Option Plan because the options are contingent on shareholder approval of such plan.
<FN7>
Includes 28,450 shares held directly by Mr. Lane and 5,000 shares which represents one-half of the shares owned by Winter Haven Homes, Inc. of which Mr. Lane is 50% owner. Does not include shares held by Retirement Care Associates, Inc. of which Mr. Lane is an officer, director and a principal shareholder. Also does not include shares underlying stock options granted to Mr. Lane under the Company's 1996 Stock Option Plan because the options are contingent on shareholder approval of such plan.
<FN8>
Represents 5,250 shares held directly by Mr. Tucker. Does not include shares held by Retirement Care Associates, Inc. of which Mr. Tucker is an officer and director. Also does not include shares underlying stock options granted to
                               -3-

Mr. Tucker under the Company's 1996 Stock Option Plan because the options are contingent on shareholder approval of such plan.
<FN9>
Does not include shares underlying stock options held by Mr. Pence under the Company's 1996 Stock Option Plan because the options are contingent on shareholder approval of such plan.
<FN10>
Does not include shares underlying stock options held by Mr. Christianson under the Company's 1996 Stock Option Plan because the options are contingent on shareholder approval of such plan.

                              ELECTION OF DIRECTORS

     The Bylaws currently provide for a Board of Directors of three (3) members. The Board of Directors recommends the election as Directors of the three (3) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each member of the present Board of Directors has been nominated for reelection. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                             POSITIONS AND OFFICES
      NAME                 AGE            HELD AND TERM AS A DIRECTOR
-----------------          ----       ------------------------------------
Chris Brogdon               47        Chairman of the Board and a Director
                                      since September 1994

Edward E. Lane              60        Director since September 1994

Darrell C. Tucker           38        Director since September 1994

     There is no family relationship between any Director or Executive Officer of the Company.

     The Company has no nominating committee, compensation committee or audit committee.

     Set forth below are the names of all Directors, Nominees for Director and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     Chris Brogdon - Chairman of the Board and Director. Mr. Brogdon has been a Director of the Company since September 30, 1994. He has served as President and a Director of Retirement Care Associates, Inc. ("Retirement

Care"), a New York Stock Exchange company, since October, 1991. He also served as Treasurer of Retirement Care from October, 1991, to November, 1993. He served as Secretary of Capitol Care Management Company, Inc. ("Capitol Care"), a wholly-owned subsidiary of Retirement Care, since July, 1990. Mr. Brogdon has been involved in financing and operating nursing homes and retirement communities since 1982. From 1969 until 1982, Mr. Brogdon was employed in the securities business as a retail salesman. Mr. Brogdon attended Georgia State University in Atlanta, Georgia. Since March, 1987, Mr. Brogdon has been Secretary/Treasurer of Winter Haven Homes, Inc. ("WHH") and since August, 1990, he has been Secretary/Treasurer of National Assistance Bureau, Inc. ("NAB"). Both WHH and NAB are engaged in the business of owning and operating nursing homes and retirement communities. These two companies either own or operate pursuant to long-term leases with options to purchase, or are the sole or managing general partner of limited partnerships that own or lease a total of ten nursing home properties. Mr. Brogdon is also a Director of In-House Rehab Corporation, a publicly-held company which provides physical, speech and occupational therapists to nursing homes and other long-term care providers.

     Edward E. Lane - Director. Mr. Lane has been a Director of the Company since September 30, 1994. He has served as Secretary and a Director of Retirement Care since October, 1991. Mr. Lane graduated from the University of Iowa in 1959. From 1961 until 1968, he was self-employed as Gene Lane & Associates where he was engaged in industrial financing with municipal tax exempt bonds. From 1968 until 1971, he was employed by the investment banking firm of Johnson, Lane, Space, Smith & Co. in Atlanta, Georgia. From 1972 until 1984, he was self-employed as Gene Lane & Associates where he was involved with private investment banking principally in the areas of municipal and industrial finance. In 1984, he was involved in the creation of the full service investment banking firm of Lane, McNally & Jackson where he was a principal until the firm was sold and merged into Bay City Securities, Inc. in 1987. In 1988, Mr. Lane co-founded Winter Haven Homes, Inc. to acquire defaulted retirement centers and nursing homes. Mr. Lane also serves as President and a Director of Gordon Jensen Health Care Association, Inc., a nonprofit corporation that owns nine nursing homes and three personal care facilities and National Assistance Bureau, Inc., a nonprofit corporation that owns four health care facilities.

     Darrell C. Tucker - Director. Mr. Tucker has been a Director of the Company since September 30, 1994. He has been a Director of Retirement Care since November, 1991, and Treasurer since November, 1993. Mr. Tucker also serves as President of Capitol Care. He also served as President of Capitol Care from October, 1990, until it was merged into the Company in November, 1992. From September, 1988, to July, 1990, he was a risk manager for Pruitt Corporation where he was involved in insurance management for 30 long-term health care facilities. From April, 1987 to August, 1988, he was Chief Financial Officer for Allgood Health Care, Inc. which managed 12 nursing home facilities. Mr. Tucker received a Bachelors Degree in Accounting from the University of Georgia in 1980.

     Donald F. Fox - President, Treasurer and Chief Financial Officer. Mr. Fox has been employed by the Company as its President, Treasurer and Chief Financial Officer since April 1996, and served as a consultant to the Company from December 1995 to April 1996. From August 1995 to December 1995, he was a consultant to the City of Roswell, Georgia. From May 1987 to August 1995 he was Chief Financial Officer of Argenbright Holdings Limited (US) and The ADI Group Limited (UK). In this capacity, Mr. Fox managed the growth of these security and transportation businesses from approximately $11 million in annual sales to approximately $160 million in annual sales during this time period. From March 1986 to May 1987, he was Chief Executive Officer of Juiceco Distributors, Inc., a food service distribution company in Atlanta, Georgia. From November 1982 to March 1986, Mr. Fox was Vice President - Finance of RTM, Inc. which was engaged in restaurant operations. Mr. Fox received a Bachelor's Degree in Business Administration from Georgia State University in 1972 and an MBA Degree from Wharton Graduate School, University of Pennsylvania in 1974. Mr. Fox is 48 years old.

     Gerald J. Flanagan - Vice President-Manufacturing. Mr. Flanagan has been employed by the Company since July 1993, and from July 1993 to April 1996 was President, Treasurer, Chief Financial Officer and a Director of the Company. From 1984 until July 1993, he served as the independent certified public accountant for the Company's Florida Subsidiary. Mr. Flanagan has been a certified public accountant for more than 23 years, specializing in international financial transactions and tax. Mr. Flanagan earned a Bachelor of Science in Business Administration degree from St. Mary's College, Winona, Minnesota, in 1963. He has been a certified financial planner in Florida since 1989. From 1969 to 1978, Mr. Flanagan was a treasurer successively for Velsicol Chemical Corp., a subsidiary of Northwest Industries, Chicago, Illinois, and Milton Roy Company, St. Petersburg, Florida, companies listed on the New York Stock Exchange and the American Stock Exchange, respectively.
Mr. Flanagan was responsible for cash management, which included establishing international credit lines, cash transfer arrangements, management of world wide banking relationships, including foreign subsidiaries, accounts receivable management, corporate tax policy and investment coordination. From 1979 through 1992, Mr. Flanagan maintained his own public accounting firm specializing in tax, financial planning and management advisory services in St. Petersburg, Florida. Mr. Flanagan is 55 years old.

     R. Scott Williams - Vice President-Strategic Development. Mr. Williams has been employed by the Company since March 1993. From 1988 to 1991, he was an Account Representative for Motorola Communications, Inc., a communication systems manufacturing company. In 1991, he was employed with Med-Equip, Inc., a medical distribution company. From 1991 to 1992, he was Vice President of Sales for Zygiene Medical Technology, Inc., a medical manufacturing company. Mr. Williams is 40 years old.

     Scott F. Lochridge - Vice President-Purchasing. From 1991 to September 1996, Mr. Lochridge was President of AmeriDyne Corporation, which has been a wholly-owned subsidiary of the Company since March 1, 1996, and has been Vice President-Purchasing for the Company since September 1996. He received a Bachelor's Degree in Business from Texas Christian University in 1975. Mr. Lochridge is 43 years old.

     Christopher L. Pence - Vice President-Finance. Mr. Pence has been Vice President-Finance and Controller for the Company since October 1996. From May 1992 to October 1996, he was Vice President of Finance and Chief Financial Officer of Atlantic Medical, Inc., which was acquired by the Company in August 1996. From September 1988 to April 1992, Mr. Pence was Controller/Vice President of Finance for Americare Health Services. From 1985 to 1988 he was a senior accountant for Lovelace Roby & Co., an accounting firm in St. Petersburg, Florida. Mr. Pence received a B.A. Degree in Accounting from Adrian College, Adrian, Michigan in 1982. He became a Certified Public Accountant in Florida in 1986. Mr. Pence is 37 years old.

     Roy Clifton Christianson - Vice President-Sales and Marketing. Mr. Christianson has been Vice President-Sales and Marketing for the Company since

October 1996. Mr. Christianson has been involved in the medical supply business for over 18 years. From May 1995 to October 1996 he was operations manager of Atlantic Medical Supply, Inc. which was acquired by the Company in August 1996. From April 1995 to May 1995 he was Eastern Regional Vice President of Long Term Care for General Medical. From April 1994 to April 1995 Mr. Christianson was Director of Sales and Marketing-Long Term Care for Durr Medical Supply. From 1978 until it was acquired by Durr Medical Supply in April 1994, he was Vice President of Long Term Care for Southeastern Hospital Supply. Mr. Christianson is 37 years old.

     Philip M. Rees - Secretary. Mr. Rees has been Secretary of the Company since October 18, 1994. He has been general counsel for Retirement Care since July 1994. From May 1989 to July 1994, Mr. Rees was an attorney with the law firm of Vincent, Chorey, Taylor & Feil in Atlanta, Georgia. He received a Bachelors Degree in Economics in 1985 and a Juris Doctorate Degree in 1989 from the University of North Carolina. Mr. Rees is 32 years old.

     The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for January 21, 1997. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

SECTION 16(A) BENEFICIAL REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, the following persons who were either a director, officer or beneficial owner of more than 10% of the Company's Common Stock, failed to file on a timely basis reports required by
Section 16(a) of the Exchange Act during the most recent fiscal year: Chris Brogdon failed to timely report three transactions on a timely basis; Edward
E. Lane failed to timely report one transaction; and Gerald J. Flanagan filed one Form 4 late, which reported two transactions.

                      EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for the Company's Chief Executive Officer and each other executive officer who received compensation in excess of $100,000 for the year ended June 30, 1996, the six months ended June 30, 1995, and the years ended December 31, 1994 and 1993:

                           SUMMARY COMPENSATION TABLES
                                           ANNUAL COMPENSATION
NAME AND PRINCIPAL                                           OTHER ANNUAL
     POSITION             YEAR       SALARY        BONUS     COMPENSATION
Donald F. Fox,            1996      $ 30,000         -0-          -0-
 President

Gerald J. Flanagan,       1996      $100,000         -0-          -0-
 President<FN1>           1995      $ 50,000         -0-          -0-
                          1994      $ 69,250         -0-          -0-
                          1993      $ 75,000         -0-          -0-
                               -7-

William J. Gabriele,      1994      $114,500         -0-          -0-
 Chief Executive          1993      $150,000     $70,000          -0-
 Officer<FN2>

Rudolf J. Dallessandro,   1994      $ 62,200         -0-          -0-
 Executive Vice Presi-    1993      $100,000         -0-          -0-
 dent (Sales & Market-
 ing)<FN2>

Howard H. Hagon,          1994      $ 82,200         -0-          -0-
 Executive Vice Presi-    1993      $100,000         -0-          -0-
 dent (Operations)<FN2>

<FN1>
Mr. Flanagan relinquished his title as President of the Company in April 1996.
<FN2>
These persons resigned as Officers and Directors of the Company on September 30, 1994.

                                       LONG-TERM COMPENSATION
                                          AWARDS             PAYOUTS
                                               SECURITIES
                                               UNDERLYING              ALL
                                 RESTRICTED     OPTIONS/               OTHER
NAME AND PRINCIPAL                 STOCK          SARS         LTIP    COMPEN-
     POSITION             YEAR    AWARD(S)      (NUMBER)     PAYOUTS   SATION
Donald F. Fox,            1996       --           75,000        --       -0-
 President

Gerald J. Flanagan,       1996       --            --           --       -0-
 President<FN1>           1995       --            --           --       -0-
                          1994       --            --           --       -0-
                          1993       --          262,500        --       -0-

William J. Gabriele,      1994       --            --           --       -0-
 Chief Executive          1993       --            --           --       -0-
 Officer<FN2>

Rudolf J. Dallessandro,   1994       --            --           --       -0-
 Executive Vice Presi-    1993       --            --           --       -0-
 dent (Sales & Market-
 ing)<FN2>

Howard H. Hagon,          1994       --            --           --       -0-
 Executive Vice Presi-    1993       --            --           --       -0-
 dent (Operations)<FN2>

<FN1>
Mr. Flanagan relinquished his title as President of the Company in April 1996.
<FN2>
These persons resigned as Officers and Directors of the Company on September 30, 1994.

                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                 AND FY-END OPTION/SAR VALUES

                                          SECURITIES UNDER-  VALUE OF UNEXER-
                    SHARES                LYING UNEXER-      CISED-IN-THE
                    ACQUIRED              CISED OPTIONS      MONEY\OPTIONS/
                    ON                    SARS AT FY-END     SARS AT FY-END
                    EXERCISE   VALUE      EXERCISABLE/       EXERCISABLE/
      NAME          (NUMBER)   REALIZED   UNEXERCISABLE      UNEXERCISABLE

Donald F. Fox          -0-       -0-        0/75,000           $0/$0

Gerald J. Flanagan   26,250    $115,625    236,250/0         $790,256/$0

EMPLOYMENT AGREEMENTS

     On January 1, 1993, the Florida Subsidiary and the Michigan Subsidiary executed employment agreements (the "Agreements") with Messrs. Gabriele, Dallessandro and Hagon. Each Agreement provided that the employee was to devote his full time and energy to the Company. The Agreements provided for a base salary for Messrs. Gabriele, Dallessandro and Hagon of $150,000, $100,000 and $100,000, respectively, and incentive quarterly bonuses equal to 15.18%, 5.36% and 4.46%, respectively, of combined net income of the Michigan and Florida Subsidiaries (defined as net operating income before taxes), calculated without giving effect to net operating loss carryforwards or carrybacks. The Agreements further provided for the same medical and life insurance coverage as the Company provides for its other senior executive officers. Each of the Agreements required payment of the employee's full salary through the Scheduled Termination Date, irrespective of whether the employee's employment terminates, the employee renders the services specified or whether such services are deemed satisfactory by the Company. However, each of these persons agreed to cancel their Agreements, and effective December 29, 1994, no further compensation will be paid to these persons.

     In November 1993, effective as of July 1, 1993, the Florida Subsidiary and the Company executed a five year employment agreement with Gerald J. Flanagan, the Company's Vice President-Manufacturing. The agreement shall be automatically extended for additional one year periods unless terminated by either party on 60 days' notice. The agreement provides for a base salary of $75,000 per year plus incentive bonuses, and the same medical and life insurance benefits as are provided to the Company's senior executive officers. The agreement contains trade secrets, confidentiality and non-competition covenants. Effective October 1, 1994, Mr. Flanagan's salary was increased to $100,000 per year.

     R. Scott Williams, the Company's Vice President-Strategic Development, has an employment agreement with the Company pursuant to which he presently receives an annual salary of $90,000. The initial term of this agreement was through February 21, 1995, but is automatically extendable for additional one year periods unless either party gives 60 days' notice of an intent to terminate prior to the end of a term.

     Scott F. Lochridge, Vice President-Purchasing, has a two-year employment agreement with AmeriDyne which became effective on March 1, 1996. Under this agreement, Mr. Lochridge will receive a base salary of $150,000 during the first year and $165,000 during the second year. He will also be entitled to performance-based bonuses under a plan to be agreed upon which would allow him to earn up to 30% of his annual salary as additional compensation. Mr.

Lochridge is also entitled to a $500,000 term life insurance policy, the beneficiary of which is to be named by him, and a $500 per month automobile allowance.

     Donald F. Fox, who became President of the Company in April 1996, presently has no employment agreement with the Company. From April to July 1996 he received a salary of $120,000 per year. Effective July 15, 1996, his salary was increased to $160,000 per year, and on January 1, 1997, it will increase to $175,000 per year.

    Roy Cliff Christianson, who became Vice President-Sales and Marketing in October 1996, has no employment agreement with the Company. He currently receives an annual salary of $150,000.

     Christopher L. Pence, who became Vice President-Finance in October 1996, has no employment agreement with the Company. He currently receives an annual salary of $85,000.

NON-QUALIFIED EMPLOYEE STOCK BONUS PLAN

     On April 20, 1993, the Company's Board of Directors and a majority of the owners of its Common Stock approved the adoption by the Company of a Non-Qualified Employee Stock Bonus Plan (the "Plan") to reward individual performance, provide incentives for employee performance, and to attract and retain employees. The Company set aside 1,050,000 shares of its Common Stock under the Plan, which is administered by the Board of Directors. Shares may be awarded to employees of the Company, including its Subsidiaries, at a purchase price of not less than $.01 per share. Options awarded under the Plan will vest over a three year period and are exercisable for a period of five years from date of grant. The only options which have been granted under the Plan are an option to purchase 262,500 shares granted to Gerald J. Flanagan in July 1993, exercisable at $1.905 per share; an option to purchase 105,000 shares granted to R. Scott Williams in October 1994, exercisable at $2.143 per share; and options to purchase an aggregate of 52,500 shares granted to two employees in May 1995, exercisable at $3.714 per share; and options to purchase an aggregate of 47,250 shares granted to six employees in December, 1995, exercisable at $4.11 per share.

1996 STOCK OPTION PLAN

     On February 1, 1996, the Company's Board of Directors adopted the Company's 1996 Stock Option Plan (the "1996 Plan"). The plan must be approved by the Company's shareholders within 12 months of February 1, 1996. The 1996 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board has the power to determine at the time the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options will only be granted to persons who are key employees of the Company. Vesting provisions are determined by the Board at the time options are granted. The total number of shares of Common Stock subject to options under the 1996 Plan may not exceed 815,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. The option price must be satisfied by the payment of cash.

     The Board of Directors may amend the 1996 Plan at any time, provided that the Board may not amend the 1996 Plan to materially increase the number of shares available under the 1996 Plan, materially increase the benefits accruing to Participants under the 1996 Plan, or materially change the eligible class of employees without shareholder approval.

     On February 1, 1996, the Board of Directors granted non-qualified stock options to purchase an aggregate of 89,250 shares of Common Stock subject to shareholder approval of the 1996 Plan. All of the options are exercisable at $4.643 per share and, once the 1996 Plan is approved by the Company's shareholders, will be fully vested. The options will expire five years after the date of grant.

     Included in options granted on February 1, 1996, are non-qualified stock options granted to Chris Brogdon, Edward E. Lane and Darrell C. Tucker, Directors of the Company, to purchase 26,250 shares each, and non-qualified stock options granted to Phillip M. Rees, Secretary of the Company, to purchase 10,500 shares.

     On April 15, 1996, the Board of Directors granted a non-qualified stock option to Donald F. Fox, the Company's President, to purchase 75,000 shares of the Company's Common Stock at $5.375 per share. Once the 1996 Plan is approved, the option will be fully vested, and will expire five years after the date of grant.

     On July 1, 1996, the Board of Directors granted a non-qualified stock option to an employee of a subsidiary to purchase 25,000 shares of Common Stock at $5.75 per share. Once the 1996 Plan is approved, the option will be fully vested, and will expire five years after the date of grant.

     On August 6, 1996, the Board of Directors granted a non-qualified stock option to Christopher L. Pence, Vice President-Finance of the Company, to purchase 25,000 shares of Common Stock at $5.75 per share. Once the 1996 Plan is approved, the options will be fully vested, and will expire five years after the date of grant.

     On September 3, 1996, the Board of Directors granted non-qualified stock options to Roy Cliff Christianson, Vice President-Sales and Marketing of the Company and one other employee each to purchase 25,000 shares of Common Stock at $5.50 per share. Once the 1996 Plan is approved, the options will be fully vested, and will expire five years after the date of grant.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In February 1995, Retirement Care Associates, Inc. ("Retirement Care"), the Company's majority shareholder, purchased 85,000 shares of Series A Preferred Stock and 42,500 Class C Redeemable Common Stock Purchase Warrants for a total of $340,000 in cash as part of a private offering conducted by the Company. Also in February 1995, the Company advanced $1,168,901 out of the proceeds of the private offering to Retirement Care. The advance to Retirement Care is due on demand and is interest free. This transaction was approved by the only disinterested member of the Board of Directors based on an understanding among the Board members that Retirement Care will repay the advance as the Board determines the Company needs the money. In addition, if the Company needs to borrow money from Retirement Care, as it did in 1994, Retirement Care will loan the money on an interest free basis. It is the Company's policy that all transactions with affiliates, including major shareholders and members of management, must be approved by a majority of the disinterested directors. On July 11, 1996, Retirement Care repaid $613,563 to the Company, representing the entire outstanding balance owed to the Company from the proceeds of the private offering advanced to Retirement Care in February, 1995. On August 22, the Company advanced $750,000 to Retirement Care out of the proceeds of the sale of Convertible Debentures in July, 1996, pursuant to an agreement between the Company and Retirement Care dated August 22, 1996. This agreement stipulates that funds advanced to Retirement Care by the Company, or by Retirement Care to the Company, must be repaid within 45 days of the date of the advance and will bear interest at the prime interest rate published in the Wall Street Journal. On October 7, 1996, Retirement Care repaid the $750,000 borrowed in August 1996, with interest. On October 24, 1996, Retirement Care borrowed $1,000,000 from the Company and this was repaid with interest on December 9, 1996. On December 12, 1996, Retirement Care again borrowed $1,000,000 from the Company.

     During the year ended June 30, 1996, nursing home and retirement facilities owned, leased or managed by Retirement Care purchased a total of approximately $5,456,000 in bulk medical supplies from the Company. The sales made to these facilities are at the same prices the Company would receive from non-affiliated persons. As of June 30, 1996, such facilities owed the Company $1,918,000 in accounts receivable in connection with such sales.

     Retirement Care guaranteed a $500,000 line of credit of the Company from a commercial bank. As of June 30, 1996, $433,535 had been drawn on this line of credit. In September 1996, this line of credit was paid in full and replaced.

     In August 1996, the Company issued promissory notes totaling $10,500,000 in connection with the acquisition of Atlantic Medical Supply, Inc.
Retirement Care has agreed that in the event of a default in the payment of such promissory notes, they may be converted into shares of Retirement Care's common stock, and that Retirement Care will register such stock for resale under the Securities Act of 1933.

     Retirement Care also guaranteed loans and lines of credit of the Company's AmeriDyne subsidiary totaling approximately $1,255,000. As of June 30, 1996, approximately $1,040,000 was outstanding under these obligations. In September 1996 this line of credit was paid in full.

     In September 1996, Retirement Care agreed to guarantee a new $7,000,000 line of credit of the Company from a commercial bank.

     Scott F. Lochridge, Vice President-Purchasing of the Company, holds a promissory note from AmeriDyne dated March 1, 1996, in the principal amount of $176,419. The note bears interest at 10% per annum and is payable in 36 equal monthly installments of $5,693 commencing April 1, 1996. As of June 30, 1996, $163,646 in principal was outstanding under this promissory note.

     On September 12, 1996, the Company loaned $55,332 to Donald F. Fox, the Company's President. The loan is due on demand and bears interest at 7% per annum.

                             INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Coopers & Lybrand L.L.P. audited the financial statements of the Company for the period ended June 30, 1996, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the Shareholders do not ratify the appointment of Coopers & Lybrand L.L.P., the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

     On July 10, 1996, the Company engaged Coopers & Lybrand L.L.P. as its independent accountants for the year ended June 30, 1996. Also on July 10, 1996, BDO Seidman, LLP was dismissed as the Company's independent accountants. BDO Seidman, LLP's report on the financial statements for the fiscal year ended December 31, 1994, and the six months ended June 30, 1995, contained no adverse opinion or disclaimer of opinion or disqualification. The Company's Board of Directors made the decision to engage Coopers & Lybrand L.L.P. The Company has no audit or similar committee.

     In connection with the prior audits for the year ended December 31, 1994, and the six months ended June 30, 1996, and during the interim period from June 30, 1995 to July 10, 1996, there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Company did not consult with Coopers & Lybrand L.L.P. with regard to any matter concerning the application of accounting principles to any specific transactions, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company's financial statements.

                APPROVAL OF 1996 STOCK OPTION PLAN

DESCRIPTION OF THE PLAN

     In February 1996, the Company's Board of Directors approved the establishment of a Stock Option Plan (the "1996 Plan"). The Board of Directors believes that the 1996 Plan advances the interests of the Company by encouraging and providing for the acquisition of an equity interest in the success of the Company by employees, officers, directors and consultants, and by providing additional incentives and motivation toward superior Company performance. The Board believes the 1996 Plan enables the Company to attract and retain the services of key employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

     The 1996 Plan allows the Board to grant stock options from time to time to employees, officers and directors of the Company and consultants to the Company. The Board has the power to determine at the time the options are granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. However, Incentive Stock Options may only be granted to persons who are employees of the Company. Vesting provisions are determined by the Board at the time options are granted. The total number of shares of Common Stock subject to options under the 1996 Plan may not exceed 815,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions. The option price must be satisfied by the payment of cash.

     The Board of Directors may amend the 1996 Plan at any time, provided that the Board of Directors may not amend the 1996 Plan to materially increase the number of shares available under the 1996 Plan, materially increase the benefits accruing to participants under the 1996 Plan, or materially change the eligible class of employees without shareholder approval.

     There are currently stock options granted under the 1996 Plan to purchase up to 264,250 shares of Common Stock. (See "EXECUTIVE COMPENSATION" for additional information concerning these options.) These options are contingent on the approval of the 1996 Plan.

VOTE REQUIRED; BOARD OF DIRECTORS RECOMMENDATIONS

     Approval of the 1996 Plan requires the affirmative vote of a majority of the shares of Common Stock represented at the meeting. The Board of Directors recommends a vote FOR approval of the 1996 Plan.

                                  OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. However, if any other matters are properly brought before the Meeting, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them. A majority vote of the shares represented at the meeting is necessary to approve any such matters.

                                   ANNUAL REPORT

     The Company's Annual Report for the period ending June 30, 1996, accompanies this Proxy Statement. The Annual Report is not incorporated into this Proxy Statement and is not to be considered part of the solicitation material.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                FOR THE ANNUAL MEETING TO BE HELD IN JANUARY 1998

     Any proposal by a shareholder intended to be presented at the Company's Annual Meeting of Shareholders to be held in February 1998 must be received at the offices of the Company, 3340 Scherer Drive, St. Petersburg, Florida 33716, on or before August 22, 1997, in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                      DONALD F. FOX, PRESIDENT

St. Petersburg, Florida
December 19, 1996

P R O X Y
                              CONTOUR MEDICAL, INC.

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Chris Brogdon with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of Common Stock and Series A Convertible Preferred Stock of Contour Medical, Inc. held of record by the undersigned on December 19, 1996, at the Annual Meeting of Shareholders to be held on January 21, 1997, or any adjournment thereof.

1.   Election of Directors:

     ___  FOR all nominees listed below
     ___  FOR all nominees except as crossed out below:

                 Chris Brogdon
                 Edward E. Lane
                 Darrell C. Tucker

[INSTRUCTION: To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

2. The ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors.

          ___     FOR          ___     AGAINST          ___     ABSTAIN

3.   The approval of the Comapny's 1996 Stock Option Plan.

          ___     FOR          ___     AGAINST          ___     ABSTAIN

4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.


Dated:  __________________            ______________________________________
                                      Signature(s) of Shareholder(s)

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CONTOUR
MEDICAL, INC.   PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED
PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.